Filed by Equity One, Inc. and UIRT
                                        Holding Corp. Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-64272




                               [GRAPHIC OMITTED]




                          UNITED INVESTORS REALTY TRUST
                           5847 SAN FELIPE, SUITE 850
                               HOUSTON TEXAS 77057
        SUPPLEMENT TO THE PROXY STATEMENT/PROSPECTUS DATED JULY 31, 2001

      This is a supplement to the proxy statement/prospectus dated July 31, 2001 delivered to you in connection with the special meeting of shareholders of United Investors Realty Trust, or UIRT, scheduled to be held on September 21, 2001 for the purpose of voting to approve the mergers described in the proxy statement/prospectus that will result in the acquisition of UIRT by Equity One, Inc.

      The purpose of this supplement is to inform you that the stockholders of Equity One and the shareholders of Centrefund Realty Corporation, a publicly traded Canadian real estate company and indirect parent of Centrefund Realty (U.S.) Corporation, or CEFUS, have taken all necessary actions to approve the acquisition of all of the outstanding common stock of CEFUS by Equity One. This proposed acquisition is more fully described in the section of the proxy statement/prospectus entitled "Summary -- Recent Developments."

         Although the completion of the CEFUS acquisition is subject to additional closing conditions, it is currently anticipated that the acquisition will close on September 20, 2001, the day before the UIRT special meeting. Because of the proximity of the closing of the CEFUS acquisition to the UIRT special meeting, we will NOT separately notify you by mail if the closing occurs as scheduled. However, we intend to make an announcement regarding the CEFUS acquisition at the UIRT special meeting prior to the shareholder vote. In addition, Equity One intends to issue a press release regarding the CEFUS acquisition on September 20, 2001.

      If you have already submitted your proxy but want to change your vote before your proxy is voted at the special meeting, please refer to the section of the proxy statement/prospectus entitled "The Special Meeting -- Revocation of Proxies."

         IT IS VERY IMPORTANT THAT YOU CAST YOUR VOTE WITH RESPECT TO THE MERGERS AND SUBMIT YOUR FORM OF ELECTION. THEREFORE, IF YOU HAVE NOT ALREADY DONE SO, PLEASE VOTE TODAY AND RETURN YOUR FORM OF ELECTION. We have enclosed with this supplement an additional proxy card with which you can cast your vote. Please sign, date and mail the proxy card in the postage paid return envelope provided. You can also vote by calling the toll-free number located on the enclosed proxy card. In addition, please remember to submit your election to receive cash or Equity One common stock in connection with the mergers to American Stock Transfer & Trust Company no later than 5:00 p.m., New York City time, on Thursday, September 20, 2001, as described in the Form of Election previously delivered to you.

         If you need any additional proxy materials, including an additional copy of the proxy statement/prospectus or an additional Form of Election, please contact our proxy solicitation company:

                      Georgeson Shareholder Communications
                                111 Commerce Road
                        Carlstadt, New Jersey 07072-2586
                            Telephone: (888) 365-9189

 This supplement to the proxy statement/prospectus is dated September 7, 2001.